Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Oaktree Specialty Lending Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Equity	Common Stock, $0.01 par value per share (2)	Rule 456(b), Rule 457(o) and Rule 457(r)

Debt	Debt Securities (3)	Rule 456(b) and Rule 457(r)

Equity	Warrants (2)	Rule 456(b), Rule 457(o) and Rule 457(r)

Equity	Subscription Rights (2)	Rule 456(b), Rule 457(o) and Rule 457(r)

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1)	An unspecified amount of securities or aggregate principal amount, as applicable, of each identified class is being registered as may from time to time be sold at unspecified prices.
(2)

There is being registered hereunder an indeterminate number of shares of common stock, warrants or subscription rights as may be sold, from time to time. Warrants represent rights to purchase common stock or debt securities. Subscription rights represent rights to purchase common stock.

(3)

There is being registered hereunder an indeterminate number of debt securities as may be sold, from time to time. If any debt securities are issued at an original issue discount, then the offering price shall reflect such greater principal amount.

(4)

In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant hereby defers payment of the registration fee required in connection with this Registration Statement. Any registration fees will be paid subsequently on a pay-as-you-go basis.